Exhibit 8(b)

TRUST AGREEMENT

This Trust Agreement is referred to hereinafter as the “Agreement.” The Agreement was entered into effective March 1, 2007, by and between the Prudential Retirement Insurance and Annuity Company (PRIAC), hereinafter referred to as “Settlor” and “Insurer”, and Wells Fargo Bank, N.A., hereinafter referred to as “Trustee”.

WITNESSETH:

WHEREAS, the Settlor wishes to make available certain annuities for purchase by persons who are eligible members of certain groups and qualify for purchase of such annuities; and

WHEREAS, the Settlor wishes such persons to have the benefit of: (a) certain annuities that may only be made available on a group basis, or (b) purchasing certain annuities on a group basis; and

WHEREAS, the Settlor wishes to establish and maintain a trust to act as group contractholder for such annuities; and

WHEREAS, Wells Fargo Bank, N.A. has agreed to act as trustee for such a trust in accordance with this Agreement,

NOW, THEREFORE, in consideration of mutual promises of the parties and the declaration of trust, the parties agree as follows:

ARTICLE ONE - DEFINITIONS

1.1 “Participant” is any person or entity who, at the time such person’s or entity’s interest first takes effect, is all or does all of the following: (a) meets the eligibility requirements of a specific group under a Contract for which the Trust is the contractholder; (b) is found acceptable by the lnsurer under its underwriting rules, if any, for the purchase of an annuity made available under such Contract; and (c) takes all necessary steps to purchase such annuity. Participants are not parties to this Agreement.

1.2 “Beneficiary” is any person or entity validly designated under the annuities purchased under the Contracts to receive death benefits or is determined by a court of competent jurisdiction to receive such benefits. Beneficiaries are not parties to this Agreement.

1.3 “Contracts” are the group annuity contracts issued by the lnsurer for which the Trust is to act as group contractholder.

1.4 “Trust” is the “PRIAC Trust” effective March 1, 2007.

1.5 “Trust Fund” is all Contracts held by the Trustee of the Trust.

1.6 “Trustee” is Wells Fargo Bank, N.A. or its successor.

ARTICLE TWO - TRUST

2.1 The Settlor hereby creates the PRIAC Trust effective March 1, 2007.

2.2 Wells Fargo Bank, N.A. is hereby appointed as Trustee of the Trust. Wells Fargo Bank, N.A. hereby accepts such appointment.

2.3 The Trust is established to hold Contracts that make available certain annuities to eligible persons or entities.

2.4 The situs of the Trust is Iowa.

2.5 No Participant or Beneficiary shall have any rights or claims to benefits under the Trust except as provided under the Contracts held by the Trust pursuant to this Agreement.

ARTICLE THREE - TRUST FUND

3.1 The Trust Fund shall consist of Contracts. The terms of such Contracts and the rules for eligibility in relation to such Contracts are determined by the Insurer. Amendment or termination of such Contracts or any rights under such Contracts are subject to such Contracts’ terms and all applicable law and regulation.

3.2 Contracts which allow for termination will end according to their terms. Contracts which do not provide for termination will end when the Insurer has satisfied all obligations incurred under the Contracts. Once terminated, Contracts will no longer be part of the Trust Fund, and the Settlor will provide written direction to the Trustee to disburse such Contracts.

ARTICLE FOUR - POWERS AND DUTIES OF THE TRUSTEE

4.1 From time to time the Trustee will, upon the written direction of the Settlor, apply to the Insurer for certain group Contracts. The Trustee will safe-keep all group Contracts issued pursuant to such applications, as well as any amendment to such Contracts.

4.2 The Trustee may agree on behalf of the Trust to any amendments to the Contracts proposed by the Insurer in order to maintain the status of the Contracts and status of Participants and Beneficiaries in relation to such Contracts under federal or state law, regulation or judicial interpretation. Should any such amendment be agreed to, the Trustee shall, if required by the Insurer and upon written request of the Insurer, present the affected Contract or Contracts to the Insurer for amendment. Express mail or an overnight mail or courier service will be employed to deliver any necessary documents or amendments to the Trustee.

4.3 The Trustee shall not assume any responsibility or liability for payment, forwarding, remittance or collection of premiums for the Contract. Premiums shall be collected by the Insurer or its appointed agent(s). Any monies relating to the Contracts that are inadvertently forwarded to the Trustee or its agent or representative shall be promptly turned over to the Insurer.

4.4 The Trustee shall not assume any responsibility or liability for solicitation of interests in any Contracts, enrollment of Participants, issuance or administration of any certificates representing rights under the annuities available under the Contracts, investment of assets to support the annuities available under such Contracts, or any other operations involved in providing the annuities purchased under the Contracts. Any correspondence received by the Trustee relating to the operation of the Contracts or the annuity certificates issued in relation to such Contracts shall be forwarded promptly to the Insurer.

4.5 The Insurer shall be solely responsible for handling all claims made in relation to the Contracts and annuities issued thereunder. The Trustee shall not assume any responsibility or liability for payment or denial of any claim or benefit. Any correspondence received by the Trustee regarding any claim or request for payment of a benefit, or any correspondence relating thereto, shall be forwarded promptly to the Insurer.

4.6 It is the intent of this Agreement that the Trustee shall have no authority, power, duty or responsibility except as expressly set forth in this Agreement. The Trustee’s duties and responsibilities in connection with this Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Agreement. The Trustee is not a principal, participant or beneficiary in any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions hereof. The Trustee shall have no responsibility or obligation of any kind in connection with this Agreement and shall not be required to deliver the property held in the Trust Fund or any part thereof or take any action with respect to any matters that might arise in connection therewith other than to hold and deliver the property as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the Settlor hereto that the Trustee shall not be required to exercise any discretion hereunder whatsoever. In no event shall the Trustee be liable for any special, indirect or consequential losses or damages of any kind (including without limitation lost profits), even if the Trustee is advised of the possibility of such losses or damages and regardless of the form of action.

4.7 Should the Trustee be removed or resign, the Trustee shall promptly transfer the Trust Fund to any successor Trustee upon instruction of the Insurer. The Trustee shall be paid any outstanding fees and expenses prior to transferring the Trust Fund to a successor Trustee.

4.8. In consideration of its acceptance of the Trust, the Insurer agrees to indemnify and hold the Trustee harmless against any and al1 claims and liabilities as to any person, firm or corporation by reason of its having accepted the same or in carrying out any of its duties hereunder, and reimburse the Trustee for all its reasonable expenses including, among other things, reasonable counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto, excepting, however, any expenses, losses, including among other things, counsel fees and court costs to the extent incurred because of Trust’s failure to carry out its duties hereunder, or because of its willful and wrongful acts, or its gross negligence. This indemnification survives the resignation or removal of the Trustee or the termination of this Agreement.

ARTICLE FIVE - SETTLOR’S RIGHTS AND DUTIES

5.1 The Settlor may remove the Trustee at any time. Such removal will take effect not less than sixty (60) days after the delivery of written notice to the Trustee unless otherwise waived in writing by the Trustee.

5.2 Should the Trustee be removed or resign, the Settlor may appoint a successor Trustee.

ARTICLE SIX - TRUSTEE’S RIGHTS

6.1 The Trustee shall not be liable for any action or any failure to act taken in good faith or upon the instruction of the Settlor. The Trustee shall be entitled to rely upon the information provided to it by the Settlor. No bond or other security for the faithful performance of its duties under this Agreement shall be required of the Trustee. Notwithstanding anything to the contrary set forth herein, the Trustee shall have no duty to act or refrain from acting hereunder except in accordance with the written instructions of the Settlor. The Trustee assumes no responsibility as to the validity or sufficiency of any instrument developed by the Settlor and held in the Trust.

6.2 The Trustee shall not be liable for any action or failure to act by the Insurer in relation to the Contracts or any annuities issued thereunder.

6.3 As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Trustee shall receive a fee in the amount specified in Schedule A to this Agreement and shall be reimbursed for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the carrying out of its duties under this Agreement as requested by the Settlor. The Settlor shall pay such compensation and expenses. No commissions or concessions shall be paid to the Trustee relating to the premiums collected under the Contracts or annuities issued thereunder the assets supporting the Insurer’s liabilities under the Contracts or annuities issued thereunder.

6.4 The Trustee may resign at any time. Such resignation will take effect not less than sixty (60) days after delivery of written notice to the Settlor unless otherwise waived in writing by the Settlor.

6.5 Any corporation or association into which the Trustee may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Trustee is a party, shall be and become the successor Trustee under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act. Notwithstanding the foregoing, the Trustee shall provide the Settlor one hundred twenty (120) days prior written notice of the effective date of any such transaction under this Section 6.5.

ARTICLE SEVEN - MISCELLANEOUS

7.1 Should any provision of this Agreement be held to be invalid or illegal, the remaining portions of the Agreement will continue in effect and full force unless the objectives of the Agreement can no longer be accomplished.

7.2 It is the intention of the parties that this Trust continue in effect indefinitely. The Trust and this Agreement will terminate upon the earlier of: (i) written direction of the Settlor and (ii) when all Contracts in the Trust Fund terminate.

7.3 The Settlor reserves the right to amend or revoke this Agreement. Any such amendment will be delivered to the Trustee for acknowledgement. The prior written consent of the Trustee is required for any amendment or revocation which in the opinion of the Trustee may affect the Trustee’s rights and duties. Such consent shall not be unreasonably withheld.

7.4 This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws (excluding conflicts of laws rules) of the Contract jurisdiction and, to the extent applicable, federal laws.

7.5 All notices, instructions, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient party at the address provided below (a) on the date of service if served personally to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number or e-mail given below, and telephonic confirmation or receipt is obtained promptly after completion of transmission, (c) on the day after delivery to an express mail or overnight courier service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party, as follows:

Notices to Settlor/Insurer shall be directed and mailed as follows:

Prudential Retirement Insurance and Annuity Company

(A Prudential Financial Company)

200 Wood Avenue, South

Iselin, NJ 08830

Attn: Ninfa Verpent, Second Vice President

Tel: (732)-482-8879

Fax: (732)-482-8950

E-Mail: ninfa.verpent@prudential.com

Notices to Trustee shall be directed and mailed as follows:

Wells Fargo Bank, National Association

666 Walnut Street

MAC N8200-034

Des Moines, IA 50309

Attn: Carol Fisher, AVP

Tel: (515)-245-3246

Fax: (515)-245-8532

E-Mail: carolynn.r.fisher@wellsfargo.com

Either party may change its address and contacts for purposes of the information shown above by giving the other party written notice of the new address and any contact information in the manner set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the effective date set forth on the first page hereof.

ATTEST/WITNESS	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

/s/ Timothy M. Hopkin	By:	/s/ Ninfa Verpent
Timothy M. Hopkin	Print Name:	Ninfa Verpent
	Print Title:	Second Vice President
	Print Date:	2-23-2007

ATTEST/WITNESS	Wells Fargo Bank, N.A., as Trustee

/s/ Sue Tompkins	By:	/s/ Carolynn R. Fisher
Sue Tompkins	Print Name:	Carolynn R. Fisher
	Print Title:	Assistant Vice President
	Print Date:	2-20-07

SCHEDULE A

TRUSTEE

SCHEDULE OF FEES

Initial Acceptance Fee:	$500

Annual Administration Fee:	$1,500

The Acceptance and first year’s Annual Administration Fees are due upon execution of the Trust Agreement. The Trustee will send an invoice to Settlor under separate cover.